Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 29, 2025, with respect to the consolidated financial statements of Alliance Laundry Holdings Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-290217) and related Prospectus of Alliance Laundry Holdings Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
October 8, 2025